EXHIBIT 99.1

Capstone Turbine (NASDAQ: CPST) reports select preliminary financial results and an update on its adjusted ebitda POSITIVE goal

Total Cash Increases to $16.2M from $15.1M

Financial Results Webcast to be Held Today, July 9, 2020 at 1:45 PM PT; 4:45 PM ET

VAN NUYS, CA / ACCESSWIRE / July 9, 2020 / Capstone Turbine Corporation (www.capstoneturbine.com) (NASDAQ: CPST), the world’s leading clean technology manufacturer of microturbine energy systems, is announcing select preliminary financial results for its fiscal first quarter ended June 30, 2020 and an update on its Adjusted EBITDA Positive goal.

“Our preliminary financial results show us on track to achieving our goal of positive adjusted EBITDA for the June quarter. While we will not have final results until our books are closed and our financial review completed, the preliminary results indicate a significant improvement when compared to the fourth quarter that ended on March 31, 2020 and the first quarter of fiscal 2020 that ended on June 30, 2019,” said Darren Jamison, President and Chief Executive Officer of Capstone Turbine. “The improvements are being driven by the work we have put into lowering our operating expenses, in combination with improving aftermarket service margins and a small rebound in product shipments versus the fiscal 2020 fourth quarter,” added Mr. Jamison.

Select Preliminary Financial Highlights of First Quarter Fiscal 2021:

●	Total preliminary revenue for the first quarter of fiscal 2021 was approximately $14.1 million, up 22%, compared to $11.6 million in the fourth quarter of fiscal 2020.

●	Preliminary accessories, parts, aftermarket service, FPP long-term contracts, rentals, and Distributor Support System (DSS) revenue is approximately $8.0 million, up 3% from $7.8 million in the fourth quarter of fiscal 2020.

●	Inventory receipts decreased by $2.9 million, or 36%, to $5.2 million in the first quarter compared to $8.0 million in the fourth quarter of fiscal 2020 and decreased $9.0 million, or 63%, compared to $14.1 million in the first quarter of fiscal 2020, as the Company actively manages its working capital needs thereby driving improved liquidity.

●	Total cash and cash equivalents as of June 30, 2020, are estimated to be $16.2 million, an increase of $1.1 million, compared to $15.1 million as of March 31, 2020, despite ongoing impacts from the COVID-19 pandemic.

●	New gross product orders were approximately $5.5 million and the book-to-bill ratio was 0.9:1 for the first quarter of fiscal 2021.

●	The Company received $3.3 million from financing activities during the quarter as the company focused on liquidity as part of its COVID-19 Business Continuity Plan.

About Capstone Turbine Corporation

Capstone Turbine Corporation (www.capstoneturbine.com) (NASDAQ: CPST) is the world’s leading producer of highly efficient, low-emission, resilient microturbine energy systems. Capstone microturbines serve multiple vertical markets worldwide, including natural resources, energy efficiency, renewable energy, critical power supply, transportation and microgrids. Capstone offers a comprehensive product lineup, via our direct sales team, as well as our global distribution network. Capstone provides scalable solutions from 30 kWs to 10 MWs that operate on a variety of fuels and are the ideal solution for today's multi-technology distributed power generation projects.

For customers with limited capital or short-term needs, Capstone offers rental systems, for more information contact: rentals@capstoneturbine.com. To date, Capstone has shipped nearly 10,000 units to 83 countries and in FY20, saved customers an estimated $219 million in annual energy costs and 368,000 tons of carbon.

For more information about the company, please visit www.capstoneturbine.com. Follow Capstone Turbine on Twitter, LinkedIn, Instagram, and YouTube.

Forward-Looking Statements

This press release contains “forward-looking statements,” as that term is used in the federal securities laws. Forward-looking statements may be identified by words such as “expects,” “believes,” “objective,” “intend,” “targeted,” “plan” and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone’s filings with the Securities and Exchange Commission that may cause Capstone’s actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

“Capstone” and “Capstone Microturbine” are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

CONTACT: Capstone Turbine Corporation

Investor and investment media inquiries:

818-407-3628

ir@capstoneturbine.com

Integra Investor Relations

Shawn M. Severson

415-226-7747

cpst@integra-ir.com